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                                                                    EXHIBIT 99.1


FATBRAIN.COM CLOSES $36 MILLION INVESTMENT IN MIGHTYWORDS SUBSIDIARY; SUBSIDIARY BECOMES INDEPENDENT ENTITY

INVESTORS INCLUDE BARNES & NOBLE.COM AND VULCAN VENTURES INC.

SANTA CLARA, CALIF., JUNE 6, 2000 - Fatbrain.com(TM) (Nasdaq: FATB), a leader in Web-based information management for businesses, today announced it has closed $36 million in venture capital investments in its MightyWords(TM) subsidiary and is separating the subsidiary to operate as an independent, privately-held company. The investments include $20 million from Barnes & Noble.com (Nasdaq:
BNBN), $10 million from Vulcan Ventures Inc. and an additional $6 million from other investors, including Millennium Technology Ventures, Highland Capital Partners and APV Technology Partners.

As part of the arrangement, Fatbrain.com will receive approximately $8.5 million from MightyWords as reimbursement for expenses incurred on behalf of the subsidiary over the past five months. Fatbrain.com will use the reimbursement as operating capital. Fatbrain.com will retain an approximately 23 percent ownership in MightyWords, while Barnes & Noble.com will own an approximately 30 percent of the company.

In addition, Fatbrain.com today announced the appointment of Dennis Capovilla, 40, to chief executive officer. Capovilla succeeds founder Chris MacAskill, who will remain chairman of the board for Fatbrain.com and serve as CEO for the newly-independent MightyWords. Capovilla also has been nominated to Fatbrain.com's board of directors.

"With the clarity the MightyWords separation brings, we are able to focus all our resources, including the additional working capital, on growing our core business," Capovilla said. "Without the expenses associated with pursuing a start-up mass marketing opportunity, we'll be able to shorten our path to profitability. Our core business is about aggressively leveraging our experience as the Internet's most comprehensive professional bookstore to provide co-branded 'information stores' for companies that want an end-to-end solution to aggregate, catalog and merchandise information for their internal and external constituents."

Capovilla said large organizations are finding an online bookstore-like method of getting all types of information - from product documentation, sales collateral and training materials to third-party content of every variety and form - to employees, customers, partners and vendors to be much easier and more cost-effective and efficient than traditional methods.

"It's an extremely compelling proposition for corporations," Capovilla said, "especially because recipients of their materials are increasingly opting for receiving it in digital rather than hard-copy form. Although we have print-on-demand capabilities, we are not printers. We specialize in getting whatever a person wants, in whatever form they want it, to them as quickly as possible."
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In April, Fatbrain.com announced a partnership with IKON Office Solutions (NYSE:
IKN), a world leader in print outsourcing, to develop and co-market a product that will allow their respective corporate customers to more easily and efficiently move to Web-based publishing, ordering, distribution and fulfillment of business publications. A key goal is to offer a migration path to secure digital delivery of information.

Capovilla, who joined Fatbrain.com in 1997 as vice president of sales and business development, has served as president and chief operating officer since December 1999. He is responsible for the company's transformation to an information infrastructure partner to larger companies who are looking to utilize the Web to streamline the management and distribution of documents and other business materials. Fatbrain.com's customers include 350 of the Fortune 1000 companies, including such industry leaders as Cisco Systems, Oracle Corporation, Sun Microsystems, Microsoft, Hewlett-Packard Company, Lucent Technologies, GTE, Bank of America and Ford Motor Company.

ABOUT MIGHTYWORDS

MightyWords has created a new digital marketplace for the written word. Through key partnerships with leading Internet sites including Barnes & Noble.com, MightyWords enables the mass distribution of compelling content from top publishers, branded content providers, professionals and best-selling authors. MightyWords uses a secure digital rights technology to instantly publish, distribute and sell unique and interesting written works to the world. Readers download the works directly to their PCs where they may be read on screen or printed out. Visit MightyWords at http://www.mightywords.com.

ABOUT FATBRAIN.COM

Fatbrain.com (Nasdaq: FATB) is the leader in managing, marketing and distributing information for businesses. Today, the company's Web-based services reach more than 2.25 million employee desktops at more than 350 of the Fortune 1000 corporations worldwide. Fatbrain.com's easy-to-use, comprehensive solutions deliver valuable corporate information in print and/or digital form. Last year, the company was named the second fastest-growing public company in Silicon Valley by the San Jose Business Journal. Visit Fatbrain.com at http://www.fatbrain.com.

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